Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 2018, with respect to the statements of assets acquired and liabilities assumed and revenues and direct operating expenses of the Bakken Shale Properties included in the Company’s Current Report on Form 8-K/A dated October 30, 2018 incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. for the registration of 78,833,000 shares of its common stock..

/s/ Ernst & Young LLP
Dallas, Texas
July 31, 2019